Exhibit 10.2

IRONCLAD ENCRYPTION CORPORATION

2017 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

(INCENTIVE AND NON-QUALIFIED STOCK OPTIONS)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement (“Agreement”), Ironclad Encryption Corporation, a Nevada corporation (the “Company”), has granted you an option (“Stock Option”) under its 2017 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Stock Option are as follows:

Section 1.

Grant of Stock Option.

1.1

Type of Stock Option.  The type of Stock Option that you have been awarded is referenced in your Grant Notice.

1.2

Incentive Stock Option $100,000 Limitation.   As stated in Section 6.8 of the Plan, to the extent that the aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options granted under the Plan (and all other plans of the Company and its Subsidiaries and Parent Company) become exercisable for the first time by any Optionee in any calendar year exceeds $100,000, such Stock Options or portions thereof which exceed such limit (according to the order in which they are granted) shall be treated as Non-Qualified Stock Options.

1.3

Number of Shares and Exercise Price.  The number of shares of Common Stock subject to your Stock Option and the exercise price per share referenced in your Grant Notice may be adjusted from time to time for capitalization adjustments, as provided in Section 22 of the Plan.

Section 2.

Vesting.  Subject to the limitations contained herein, your Stock Option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service except as otherwise provided in your Grant Notice, Employment Agreement, or the Plan.  The unvested portion of your Stock Option, after giving effect to the vesting schedule provided in your Grant Notice, will terminate immediately upon the termination of your Continuous Service, unless otherwise specified in your Employment Agreement or the Plan.

Section 3.

Exercise of Stock Options.  Except as otherwise provided herein, and subject to the provisions of the Plan (including the requirements in Section 14 of the Plan, restrictions on the transferability of the Stock Option and special provisions relating to exercise or termination of the Stock Option following your termination of Continuous Service, death or Disability, certain changes in capitalization of the Company or a Change in Control), the Stock Option granted pursuant to this Agreement shall be subject to exercise as follows:

(a)

You may exercise the vested portion of your Stock Option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Committee, or to such other person as the Committee may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)

By exercising your Stock Option, you agree that, as a condition to any exercise of a Stock Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your Stock Option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c)

If your Stock Option is an Incentive Stock Option, by exercising your Stock Option, you agree to notify the Company in writing within 15 days after the date of any disposition of any of the shares of Common Stock issued upon exercise of your Stock Option that occurs within two years after the Date of Grant or within one year after such shares of Common Stock are issued upon exercise of your Stock Option.

Section 4.

Method of Payment.  Payment of the exercise price is due in full upon exercise of all or any part of the Stock Option.  You may elect to make payment of the exercise price in any manner permitted by the Grant Notice, which may include one or more the following:

(a)

Payment by cash, certified or cashier’s check, bank draft, money order, wire transfer payable to the order of the Company, free from all collection charges;

(b)

Delivery of shares of Common Stock already owned by you and having a Fair Market Value equal to the aggregate exercise price, or by a combination of cash and shares of Common Stock, in each case to the extent permitted by applicable law and not in violation of any instrument or agreement to which the Company is a party and, unless approved by the Committee, not resulting in a charge to the Company’s reported earnings; or

(c)

If permitted by the Committee, in its sole discretion, at the time your Stock Option is exercised, delivery (including by facsimile or by electronic mail) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option and promptly deliver to the Company the amount of sale proceeds necessary to pay such purchase price and any tax withholding obligations that may arise in connection with such exercise (otherwise known as a “cashless exercise”).

Section 5.

Whole Shares.  You may exercise your Stock Option only for whole shares of Common Stock.

Section 6.

Term of Stock Option.

6.1

Commencement.  The term of your Stock Option commences on the Date of Grant, which is set forth in the Grant Notice.

6.2

Expiration.  The term of your Stock Option expires upon the earliest of the following:

(a)

immediately upon the termination of your Continuous Service for “Cause” (as such term is defined in your Grant Notice or employment agreement, if any) or upon the breach by you of any restrictive covenant set forth in any agreement with the Company or a Subsidiary or Parent Company;

(b)

three months after the termination of your Continuous Service for any reason other than death or Disability, provided that if during any part of such three month period your Stock Option is not exercisable solely because of the condition set forth in Section 7 below relating to “Securities Law Compliance”, your Stock Option shall not expire until the earlier of the Expiration Date indicated in your Grant Notice or until it shall have been exercisable for an aggregate period of three months after the termination of your Continuous Service, except as may otherwise by required to comply with the requirements for exemption under Section 409A of the Code;

(c)

12 months after the termination of your Continuous Service due to death or Disability;

(d)

the Expiration Date indicated in your Grant Notice; or

(e)

the tenth anniversary of the Date of Grant.

For purposes of clause (a) above, if there is a conflict between the definition of “Cause” as defined in your Grant Notice and as defined in your employment agreement, if any, the most restrictive definition of “Cause” shall apply unless your employment agreement expressly provides otherwise.

6.3

Cancellation; Rescission; Etc.  The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict your Stock Option at any time if you are not in compliance with all applicable provisions of this Agreement and the Plan, or if you engage in any “Detrimental Activity.”

For purposes of this Section 6.3, “Detrimental Activity” shall include:

(i)

the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, any Parent Company or any Subsidiary or the willful or intentional breach of any agreement between the Company, a Parent Company or a Subsidiary and you regarding noncompetition with the Company, such Parent Company or such Subsidiary (or the finding by a court or other tribunal that any such agreement regarding noncompetition is unenforceable);

(ii)

the willful or intentional breach of any agreement or policy of the Company, any Parent Company or a Subsidiary regarding the protection and disclosure of the confidential information of the Company, any Parent Company or any Subsidiary;

(iii)

the willful or intentional breach of the provisions of any agreement between the Company, any Parent Company or a Subsidiary and you regarding the protection, declaration or assignment of inventions or the protection, declaration or assignment of copyrights;

(iv)

the willful or intentional breach of the provisions of any agreement between the Company, a Parent Company or a Subsidiary and you prohibiting you from directly or indirectly (i) inducing or attempting to induce any employee of the Company, a Parent Company or a Subsidiary to quit employment with the Company, a Parent Company or a Subsidiary; (ii) otherwise interfering with or disrupting the Company’s, a Parent Company’s or a Subsidiary’s relationship with its employees, customers or suppliers; (iii) identifying employees of the Company, a Parent Company or a Subsidiary for any future employer of you; (iv) soliciting, enticing or hiring away any employee of the Company, a Parent Company or a Subsidiary; or (v) hiring or engaging any employee of the Company, a Parent Company or a Subsidiary or any former employee of the Company, a Parent Company or a Subsidiary whose employment with the Company, a Parent Company or a Subsidiary ceased less than one year before the date of such hiring or engagement (or the finding by a court or other tribunal that any such agreement regarding such matters is unenforceable); or

(v)

any activity that may result in termination of your employment or removal as a director for “Cause” as defined in this Agreement or your Grant Notice or an employment agreement between the Company, a Parent Company or a Subsidiary and you.

Upon exercise of your Stock Option, you must certify in a manner acceptable to the Committee that you are in compliance with the terms and conditions of the Plan and this Agreement.  In the event you fail to comply with the provisions of this Section 6.3 prior to, or during the two years after, any exercise of your Stock Option, such exercise may be rescinded within two years thereafter.  In the event of any such rescission, you must pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed you by the Company, any Parent Company or any Subsidiary.

6.4

Incentive Stock Option Employee Rule.  If your Stock Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an “Incentive Stock Option,” the Code requires that at all times beginning on the Date of Grant of your Stock Option and ending on the day three months before the date of your Stock Option’s exercise, you must be an employee of the Company or a Subsidiary or Parent Company, except in the event of your death or Disability.  The Company has provided for extended exercisability of your Stock Option under certain circumstances for your benefit but cannot guarantee that your Stock Option will necessarily be treated as an “Incentive Stock Option” if you continue to provide services to the Company or a Subsidiary or Parent Company as a consultant, adviser or director after your employment terminates or if you otherwise exercise your Stock Option more than three months after the date your employment terminates.

Section 7.

Securities Law Requirements.  Notwithstanding anything to the contrary contained herein, you may not exercise your Stock Option unless the shares of Common Stock issuable upon such exercise are then registered under the Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.  The exercise of your Stock Option must also comply with other applicable laws and regulations governing your Stock Option, and you may not exercise your Stock Option if the Company determines that such exercise would not be in material compliance with such laws and regulations or would result in liability under Section 16 of the Exchange Act.

Section 8.

No Right to Continue Employment or Service. Nothing in this Agreement, the Plan, your Grant Notice or your Notice of Exercise shall confer upon you any right to continue to serve the Company or any Subsidiary or Company Parent in the capacity in effect at the time the Stock Option was granted or shall affect the right of the Company or any Subsidiary or Company Parent to terminate (i) your employment, if you are an employee, with or without notice and with or without cause, (ii) your service as a consultant or adviser, if you are a consultant or adviser, pursuant to the terms of your agreement with the Company or any Subsidiary or Company Parent or (iii) your service as a director, if you are a director, pursuant to the Bylaws of the Company or any Subsidiary or Company Parent and any applicable provisions of the corporate law of the state in which the Company or any Subsidiary or Company Parent is incorporated, as the case may be.

Section 9.

Withholding of Taxes.

(a)

At the time you exercise your Stock Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or a Subsidiary or Company Parent, if any, which arise in connection with your Stock Option.

(b)

Upon your request and subject to approval by the Company (or the Committee, if the Participant is subject to Section 16 of the Exchange Act, in its/their sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Stock Option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the amount of tax required to be withheld by law, which shall be based on the minimum or any other statutory rate of withholding, including the maximum statutory rate applicable in the Participant’s jurisdiction, as determined in the sole discretion of the Company.

(c)

You may not exercise your Stock Option unless the tax withholding obligations of the Company and/or any Subsidiary and/or any Company Parent are satisfied.  Accordingly, you may not be able to exercise your Stock Option when desired even though your Stock Option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein or under the Plan.

Section 10.

Non-Assignability.  Your Stock Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Stock Option.

Further, with the approval of the Committee, you may transfer your Non-Qualified Stock Option for no consideration to or for the benefit of your Immediate Family (including, without limitation, to a trust for the benefit of your Immediate Family or to a partnership or limited liability company for one or more members of your Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to your Non-Qualified Stock Option prior to such transfer.  The term “Immediate Family” shall mean your spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include you).

At your request and subject to the approval of the Committee, Common Stock purchased upon exercise of your Non-Qualified Stock Option may be issued or transferred into your name and the name of your spouse jointly with rights of survivorship.

Section 11.

Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) three business days after being delivered or mailed by United States registered mail, return receipt requested, postage prepaid or (b) one business day after being sent via overnight delivery service, as follows:

If to the Company:

Ironclad Encryption Corporation
777 S. Post Oak Lane, Suite 1700
Houston, Texas 77056
Attn: General Counsel

and, if to you, to the address shown on your Grant Notice, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 12.

Governing Plan Document.  Your Stock Option granted pursuant to this Agreement is subject to the terms and conditions set forth in the Plan, a copy of which is attached to this Agreement.  All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be promulgated and adopted pursuant to the Plan, are hereby incorporated into this Agreement, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Company) are not otherwise set forth in this Agreement.  In the event of any conflict between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

Section 13.

Compliance with Section 409A of the Code.  Your Stock Option shall remain subject at all times to compliance with the requirements for exemption from Section 409A of the Code.  If the Committee determines that your Stock Option or any payment, distribution, deferral election, transaction or any other action or arrangement contemplated by your Stock Option or the Plan would, if undertaken, cause you to become subject to Section 409A of the Code, your Stock Option or such payment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan and this Agreement shall be deemed modified or, if necessary, rescinded in order to comply with the requirements for exemption from Section 409A of the Code to the extent determined by the Committee.